EXHIBIT 4.3

CERTIFICATE OF AMENDMENT
TO

CERTIFICATE TO SET FORTH DESIGNATIONS, VOTING POWERS, PREFERENCES,
LIMITATIONS, RESTRICTIONS, AND RELATIVE RIGHTS OF SERIES A CUMULATIVE
CONVERTIBLE PREFERRED STOCK, $.0001 PAR VALUE PER SHARE

OF
WIZARD WORLD, INC.

The undersigned, Gareb Shamus, the President and Chief Executive Officer of Wizard World, Inc., a Delaware corporation (the “Company”), does hereby certify that, in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware (“DGCL”), the board of directors of the Company(the “Board”) has adopted by unanimous written consent the following resolution to amend the Certificate to Set Forth Designations, Voting Powers, Preferences, Limitations, Restrictions, and Relative Rights of Series A Cumulative Convertible Preferred Stock, $.0001 Par Value per Share, of the Company (the “Certificate of Designations”):

RESOLVED, that in accordance with the provisions of Section 151 of General Corporation Law of the State of Delaware, the Board hereby approves the following amendment to subsection Aof Section 2 of the Certificate of Designation to increase the number of authorized shares of Series A Cumulative Convertible Preferred Stock, $.0001 par value per share (the “Series A Preferred”) from twenty five thousand (25,000) to fifty thousand (50,000) shares:

Subsection A of Section 2 of the Certificate of Designations is hereby deleted in its entirety and replaced with the following new subsection A:

“The designation of said series of preferred stock shall be Series A Cumulative Convertible Preferred Stock (the “Series A Preferred Stock”).  The number of shares of Series A Preferred Stock shall be up to 50,000 shares.  Each share of Series A Preferred Stock shall have a stated value equal to $100.00 (as adjusted for any stock dividends, combinations or splits with respect to such shares) (the “Series A Stated Value”).”

IN WITNESS WHEREOF, the undersigned has signed this certificate as of the 20th day of April, 2011.

WIZARD WORLD, INC.

By:	/s/ Gareb Shamus
	Name:	Gareb Shamus
	Title:	President and Chief Executive Officer